Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Denali Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	457(o)	8,625,000	$10.00	$86,250,000	0.0000927	$7,995.38
Equity	Class A ordinary shares included as part of the units(3)	Other(4)	8,625,000	—	—	0.0000927	—	(4)
Equity	Redeemable warrants included as part of the units(3)	Other(4)	4,312,500	—	—	0.0000927	—	(4)
	Total Offering Amounts				$86,250,000		$7,995.38

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,125,000 units, consisting of 1,125,000 Class A ordinary shares and 562,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends, or similar transactions.
(4)	No fee pursuant to Rule 457(g).